Exhibit 10.2

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This FIRST AMENDMENT (this “First Amendment”) is made as of the 30th day of December, 2008, by and among RANDALL F. EAVES, a resident of the State of Georgia (“Executive”), FIRST NATIONAL BANK OF GEORGIA (f/k/a WEST GEORGIA NATIONAL BANK), a national banking association (the “Bank”), and the Bank’s sole shareholder, WGNB CORP., a Georgia bank holding company (“WGNB”).

R E C I T A L S:

WHEREAS, the Employer and Executive are parties to that certain employment agreement dated July 1, 2007 (the “Agreement”); and

WHEREAS, the Employer and Executive desire to amend the Agreement for compliance with Section 409A of the Internal Revenue Code of 1986.

NOW, THEREFORE, the parties hereto, for and in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do agree to amend the Agreement, effective as of January 1, 2009 as follows:

1.           By deleting the existing Section 1.9(ii) of the Agreement and substituting therefore the following:

“(ii)       Change in Effective Control.  A change in effective control of WGNB that occurs on the date that either:

                                              (A)           any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of WGNB possessing 35 percent or more of the total voting power of the stock of WGNB; or

                                              (B)           a majority of the members of the Board of WGNB is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board prior to the date of the appointment or election.”

2.           By deleting the existing Section 1.19 of the Agreement and substituting therefore the following:

“1.19     Termination Date shall mean the effective date of the Executive’s termination of employment.”

3.           By adding the following to the end of the existing Section 3.5 of the Agreement:

“Such monthly allowance will be paid on a monthly basis.”

4.           By adding the following new Section 3.9 to the Agreement:

“3.9       Rules Governing Reimbursements and In-Kind Benefits.  All expenses eligible for reimbursement described in this Agreement must be incurred by the Executive during the Term of this Agreement (or, with respect to Section 5.1(c)(ii)(B), during the period specified thereunder) to be eligible for reimbursement. All in-kind benefits described in this Agreement must be provided by the Bank and/or WGNB, as applicable, during the Term of this Agreement. To the extent any such reimbursement or in-kind benefit is taxable to the Executive, the amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchange for other benefits.”

5.           By deleting the last sentence of the existing Section 5.1(c)(ii)(A) of the Agreement and substituting therefor the following:

“The severance pay provided for in this Section shall be paid in a single sum cash payment.”

6.           By deleting the last two sentences of the existing Section 5.1(c)(ii)(B) and substituting therefor the following:

“In addition, if the Executive or his eligible qualified beneficiaries have elected COBRA continuation coverage under the Bank’s group health plan and any one of them becomes eligible for COBRA continuation coverage beyond the initial 18-month period due to a second qualifying event, the Executive shall be entitled to a reimbursement for the cost of such COBRA continuation coverage, provided that the Executive or the applicable qualified beneficiary must elect such coverage and pay the applicable premium.”

7.           By deleting the phrase “as soon as administratively practicable following the Termination Date” from the third sentence of Section 5.3 of the Agreement.

8.           By deleting the existing Section 5.7 of the Agreement and substituting therefor the following:

“5.7       Specified Employee.  Notwithstanding the timing of payment under Article 5, if the Executive is determined to be a ‘specified employee’ as defined in Code Section 409A, then to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of the Executive’s termination of employment, shall be suspended (without interest) and paid on the first day of the seventh month following the such effective date.”

9.           By adding the following new Sections 5.8 and 5.9 to the Agreement to read as follows:

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“5.8       Timing of Payment.  Except as specifically provided in Section 5.1(c)(ii)(B), any amount payable to the Executive under this Sections 5.1 through 5.4 shall be paid within thirty (30) days following the Termination Date.

5.9        Separation from Service.  References to termination, termination of employment, resign, resignation or similar terms hereunder shall mean a ‘separation from service’ within the meaning of Treasury Regulations Section 1.409A-1(h).”

10.         By adding the following to the end of the existing Section 6.2 of the Agreement and substituting therefor the following:

“In the event that any payment or benefit is required to be reduced pursuant to this Section, the portions of amounts paid or benefits provided latest in time will be reduced first and if portions of the amounts to be paid or benefits to be provided at the same time must be reduced, noncash benefits will be reduced before cash payments.”

11.         By deleting the existing Section 6.5 of the Agreement and substituting therefor the following:

“6.5       Specified Employee.  Notwithstanding the timing of payment under Article 6, if the Executive is determined to be a ‘specified employee’ as defined in Code Section 409A, then to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of the Executive’s termination of employment, shall be suspended (without interest) and paid on the first day of the seventh month following the such effective date.”

Except as specifically amended hereby, the Agreement shall remain in full force and effect as prior to this First Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first set forth above.

FIRST NATIONAL BANK OF GEORGIA:

By:	/s/ H.B. Lipham, III
H.B. Lipham, III
Title:	CEO

WGNB CORP.:

By:	H.B. Lipham, III
H.B. Lipham, III
Title:	CEO

EXECUTIVE:

/s/ Randall F. Eaves
Randall F. Eaves

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